Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated November 10, 2011

Relating to Preliminary Prospectus dated November 2, 2011

Joint Registration Statement Nos. 333-175395 and

333-175395-01

CHESAPEAKE GRANITE WASH TRUST

CHESAPEAKE ENERGY CORPORATION

Pricing Term Sheet - November 10, 2011

20,000,000 Common Units Representing Beneficial Interests

Issuer	:	Chesapeake Granite Wash Trust (NYSE: CHKR)

Offering Size	:	20,000,000 (plus a 30-day option to purchase up to an additional 3,000,000 common units)

Offering Price	:	$19.00 per unit

CUSIP	:	165185 109

Trade Date	:	November 10, 2011

Settlement Date	:	November 16, 2011

Underwriters	:	Morgan Stanley & Co. LLC
Raymond James & Associates, Inc.
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
Wells Fargo Securities, LLC
Barclays Capital Inc.
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
Natixis Securities Americas LLC
RBS Securities Inc.
Scotia Capital (USA) Inc.
UBS Securities LLC
Comerica Securities, Inc.
DnB NOR Markets, Inc.
Macquarie Capital (USA) Inc.
Nomura Securities International, Inc.
PNC Capital Markets LLC
SMBC Nikko Capital Markets Limited
SunTrust Robinson Humphrey, Inc.
TD Securities (USA) LLC

Following completion of the offering, Chesapeake will own an approximate 57% beneficial interest in the trust, comprised of 15,062,500 common units and 11,687,500 subordinated units (assuming no exercise of the underwriters’ option to purchase additional units). The trust will have a total of 46,750,000 units outstanding.

Chesapeake Energy Corporation incorporated by reference into the preliminary prospectus dated November 2, 2011 the documents that Chesapeake has filed with the SEC, any filings that Chesapeake made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended, (excluding any information furnished under Item 2.02 or Item 7.01 on any Current Report on Form 8-K) after the date of the initial registration statement and prior to the effectiveness of the registration statement, and all such future filings that Chesapeake makes with the SEC prior to the later of (i) the closing date of the offering and (ii) the completion of the offering of the common units. Chesapeake will provide without charge, upon written or oral request, a copy of any or all documents incorporated by reference in the preliminary prospectus.

The issuers have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuers have filed with the SEC for more complete information about the issuers and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or Raymond James & Associates, Inc. at 1-727-567-2400.